EXHIBIT 99.1

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL  60181, (630) 954-0400

FOR IMMEDIATE RELEASE:	July 1, 2013

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Michael K. Schroering
Chairman of the Board & Chief Executive Officer
Phone: (630) 954-0400
Fax: (630) 954-0595
E-mail: invest@genp.com

General Employment Enterprises, Inc. Announced today the Discontinuation of the On-site Business and the Amendment of Two Employment Contracts

OAKBROOK TERRACE, IL, July 1, 2013 – General Employment Enterprises, Inc. (NYSE MKT: JOB) (the “Company”) today announced it has amended and restated the Employment Agreements of Brad Imhoff and Katy Gallagher Imhoff.  The Agreements will enable the Company to utilize the experience and expertise that Brad and Katy Imhoff have in the staffing industry, while allowing management to restructure the business to become a well-organized operation that will serve as the foundation of management’s strategic growth initiatives.

In addition, the Company announced the discontinuation of the Agricultural Division, On-Site Services, Inc.  The Agricultural Division had approximately $7,852,000 of revenue in 2012 and approximately $12,412,000 of revenue in 2011.  The Agricultural Division has been net income negative since the loss of a major customer in 2012 and management made the determination that agriculture would not be a core business in the future operations of General Employment Enterprises, Inc.  The Company expects to take a onetime expense of approximately $100,000 in the third quarter of 2013, to resolve all contract issues and collect all outstanding receivables.  Management expects to have an increase in operational cash flow of approximately $450,000, over the next ninety days, as the Company collects the outstanding receivables and discontinues operations of the Agricultural Division.  All agricultural staffing operations are expected to cease by July 7, 2013, and the entire division and support of that division will cease no later than August 1, 2013.

On the direction of the Company, Chief Executive Officer Michael Schroering commented, “Brad Imhoff is a strong entrepreneur and has been an integral part of the Company over the past few years.  The new agreements with Brad and Katy Imhoff will enable them the flexibility to pursue their goals, while allowing the Company to benefit from their experience and expertise in the staffing industry as we implement the Company’s plans for future growth.”

Chief Financial Officer Andrew Norstrud added, “The business is in the process of focusing on its core strengths, consolidating operations and restructuring to create a foundation that will allow management to implement its strategic initiatives over the next five years.  The Agricultural Division does not have the growth potential of the rest of the business segments, and after several options were evaluated, it was determined that it was in the Company’s best interest to cease operations as soon as reasonably feasible.”

About General Employment

General Employment provides staffing services through a network of 22 branch offices located in eleven states. The Company operates in three industry segments, providing professional staffing services, light industrial staffing services and agricultural staffing services.

Forward-Looking Statements

The statements made in this press release that are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in the Company’s  annual report on Form 10-K for the fiscal year ended September 30, 2012, and in the Company’s other filings with the Securities and Exchange Commission.  The Company is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.